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                                   Exhibit 21
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List of Subsidiaries
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Goldblatt's Department Stores, Inc.

Sussex Group Holding Company (merged into the Company in May, 2000)

Sussex Group Ltd. (merged into Sussex Group Holding Company in April, 2000)

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